Exhibit 99.2
MELLANOX TECHNOLOGIES, LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined balance sheet as of December 31, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 are based on the historical financial statements of Mellanox and EZchip after giving effect to Mellanox’s acquisition of EZchip using the acquisition method of accounting, in accordance with U.S. generally accepted accounting principles (“GAAP”), and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined balance sheet combines Mellanox’s historical condensed consolidated balance sheet as of December 31, 2015 with EZchip’s historical condensed consolidated balance sheet as of December 31, 2015, giving effect to the merger as if it had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines Mellanox’s and EZchip’s historical condensed consolidated statements of operations for the year then ended, giving effect to the merger as if it had occurred on January 1, 2015.
The acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets and liabilities assumed of EZchip acquired in connection with the acquisition, based on their estimated acquisition-date fair values. The process of estimating the fair values of identified intangible assets and certain tangible assets and liabilities requires the use of significant estimates and assumptions, including future cash flows and developing appropriate discount rates. The allocation of the purchase price is subject to finalization of management’s analysis of the fair values of the assets and liabilities of EZchip as of the acquisition date. Accordingly, the purchase price allocation included in Note 1 to these unaudited pro forma condensed combined financial statements is preliminary and could be adjusted upon completion of the final valuation. Any such adjustments could be material.
Certain reclassification adjustments have been made to conform historical reported balances to the pro forma condensed combined financial statement basis of presentation.
The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Mellanox and EZchip been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Mellanox’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2015 and EZchip’s historical consolidated financial statements for the year ended December 31, 2015, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OF MELLANOX AND EZCHIP
As of December 31, 2015

	Historical		Reclass-		Pro Forma		Pro Forma
	Mellanox	EZchip	ifications		Adjustments		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$263,199	$65,565	$—		$274,482	e.	$65,565
	—	—	—		(786,047)	h.	—
	—	—	—		248,366	u.	—
Short-term investments	247,314	65,152	73,922	A	(248,366)	u.	138,022
Short-term deposits	—	73,922	(73,922)	A	—		—
Accounts receivable, net	84,273	16,534	—		—		100,807
Inventories	62,473	6,329	—		8,261	d.	77,063
Other current assets	19,979	—	3,628	B	—		23,607
Other accounts receivable and prepaid expenses	—	3,628	(3,628)	B	—		—
Total current assets	677,238	231,130	—		(503,304)		405,064
Property and equipment, net	100,018	2,742	—		—		102,760
Severance assets	9,514	7,291	—		—		16,805
Intangible assets, net	32,154	14,979	—		(14,979)	b.	320,398
	—	—	—		288,244	c.	—
Goodwill	200,743	127,706	—		14,979	b.	478,284
	—	—	—		(288,244)	c.	—
	—	—	—		(8,261)	d.	—
	—	—	—		786,047	h.	—
	—	—	—		972	i.	—
	—	—	—		(355,658)	j.	—
Deferred taxes and other long-term assets	33,715	—	982	C	—		34,697
Long-term investment and other	—	982	(982)	C	—		—
Total assets	$1,053,382	$384,830	$—		$(80,204)		$1,358,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,600	$2,528	$—		$—		$47,128
Accrued liabilities	74,296	—	11,591	D	13,695	a.	104,835
	—	—	—		644	f.	—
	—	—	—		4,809	g.	—
	—	—	—		(200)	r.	—
Other accounts payable and accrued expenses	—	11,591	(11,591)	D	—		—
Deferred revenues	17,743	—	—		—		17,743
Capital lease obligations, current	491	—	—		—		491
Current portion of term debt	—	—	—		18,980	e.	18,980
Total current liabilities	137,130	14,119	—		37,928		189,177
Accrued severance	12,464	8,039	—		—		20,503
Deferred revenues	12,439	—	—		—		12,439
Other long-term obligations	24,668	—	—		255,626	e.	280,294
Total liabilities	186,701	22,158	—		293,554		502,413
Commitments and contingencies
Shareholders’ equity:
Ordinary shares: NIS 0.0175 par value	200	—	—		—		200
Ordinary shares: NIS 0.0200 par value	—	172	—		(172)	j.	—
Treasury shares at cost	—	(4,748)	—		4,748	j.	—
Additional paid-in capital	684,824	370,666	—		(370,666)	j.	685,796
	—	—	—		972	i.	—
Accumulated other comprehensive (loss) income	(1,669)	(201)	—		201	j.	(1,669)
Retained earnings	183,326	—	—		(6,680)	a.	171,268
	—	—	—		(125)	e.	—
	—	—	—		(644)	f.	—
	—	—	—		(4,809)	g.	—
	—	—	—		200	r.	—
Accumulated deficit	—	(3,217)	—		(7,014)	a.	—
	—	—	—		10,231	j.	—
Total shareholders’ equity	866,681	362,672	—		(373,758)		855,595
Total liabilities and shareholders’ equity	$1,053,382	$384,830	$—		$(80,204)		$1,358,008

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF MELLANOX AND EZCHIP
For the Year Ended December 31, 2015

	Historical		Reclass-		Pro Forma		Pro Forma
	Mellanox	EZchip	ifications		Adjustments		Combined
	(In thousands, except per share data)

Total revenues	$658,140	$111,150	$—		$—		$769,290
Cost of revenues (*)	189,209	38,905	—		(1,577)	l.	278,566
	—	—	—		44,089	m.	—
	—	—	—		(407)	o.	—
	—	—	—		68	p.	—
	—	—	—		18	q.	—
	—	—	—		8,261	t.	—
Gross profit	468,931	72,245	—		(50,452)		490,724

Operating expenses:
Research and development	252,175	42,954	—		(1,368)	l.	292,467
	—	—	—		(11,458)	o.	—
	—	—	—		7,820	p.	—
	—	—	—		2,344	q.	—
Sales and marketing	97,438	15,162	—		(1,388)	l.	118,660
	—	—	—		8,133	m.	—
	—	—	—		(4,102)	o.	—
	—	—	—		2,704	p.	—
	—	—	—		713	q.	—
General and administrative	44,212	9,674	—		(3,624)	k.	47,769
	—	—	—		(3,061)	o.	—
	—	—	—		451	p.	—
	—	—	—		117	q.	—
Total operating expenses	393,825	67,790	—		(2,719)		458,896
Income from operations	75,106	4,455	—		(47,733)		31,828
Financial income, net	—	1,605	(1,605)	E	—		—
Other (loss) income, net	(524)	—	1,605	E	(8,517)	n.	(7,436)
Income before taxes on income	74,582	6,060	—		(56,250)		24,392
Benefit from (provision for) taxes on income	18,312	(107)	—		—		18,205
Net income	$92,894	$5,953	$—		$(56,250)		$42,597

Net income per share—basic	$2.00						$0.92
Net income per share—diluted	$1.94						$0.88

Shares used in computing income per share:
Basic	46,365						46,365
Diluted	47,778				853	s.	48,631

(*) Including one time OCS grant repayment of $9,636 thousands by EZchip

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements
are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
On February 23, 2016, the Company completed its acquisition of EZchip whereby EZchip became a wholly owned subsidiary of Mellanox in a transaction accounted for using the purchase method. The total purchase price of approximately $787.0 million included $1.0 million related to assumed restricted share units ("RSUs"). The acquisition and related transaction expenses were financed with cash on hand and with $280 million in term debt. The Company also assumed 891,822 EZchip RSUs and converted them to 499,894 equivalent Company RSU awards. The fair value of the converted RSUs was determined based on the per share value of the underlying Mellanox ordinary shares of $46.40 per share as of the acquisition date.
The unaudited pro forma condensed combined financial statements give effect to the payment of approximately $786.0 million in cash for the purchase of all of the outstanding ordinary shares of EZchip at $25.50 per share as well as the cash settlement of all vested options and RSUs as of the acquisition date, at a price of $25.50 per share, net of option exercise proceeds.
The preliminary total purchase price of the acquisition is as follows:

(in thousands)
Cash paid	$786,047
Fair value of awards attributable to pre-acquisition services	972
Total purchase price	$787,019
In accordance with U.S. GAAP, acquisition-related transaction costs, such as investment banking, advisory and legal fees, are not included as a component of consideration but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the remaining acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease to retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results of operations.
 Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their estimated fair values as of February 23, 2016. For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements in accordance with U.S. GAAP, management established a framework for measuring fair value. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under U.S. GAAP, the fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Mellanox may be required to value assets of EZchip at fair value measures that do not reflect the intended use of those assets. Use of different estimates and judgments could yield different results.

Management has allocated the purchase price based on preliminary estimates based on various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization on an annualized basis associated with certain assets is as follows (in thousands):

	Amount (3)	Annualized First Year Amortization	Estimated Useful Life (in years)
	(in thousands)
Net tangible assets:
Cash and cash equivalents	$87,545
Short-term investments	108,862
Property and equipment	2,995
Other tangible assets and liabilities, net (1)	24,077	8,261
Total net tangible assets	223,479	8,261
Identifiable intangible assets:
Trade names	5,600	1,867	3
Customer relationships	56,400	6,267	9
Backlog (2)	11,300	11,300	2
Developed technology	181,246	32,788	4-6
Total amortizable intangible assets	254,546	52,222
In process research and development	33,700
Goodwill	275,294
Total purchase price	$787,019

(1)	Annualized first year amortization of inventory relates to the increase in cost of revenues resulting from the adjustment to fair value.
(2)	Amounts related to the backlog will be amortized based on a proportion to revenue recognized.
(3)	Working capital and other tangible assets and liabilities included in this table reflect acquired EZchip balances as of February 23, 2016.
EZchip’s net tangible assets have been recorded at a preliminary estimated fair value of $223.5 million. This estimate reflects adjustments of certain EZchip assets and liabilities to fair value. A preliminary estimate of $254.5 million has been allocated to amortizable intangible assets acquired and $33.7 million has been allocated to in-process research and development. The depreciation and amortization related to the fair value adjustments to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations.
 Identifiable intangible assets. Trade name represents the fair values of brand and name recognition associated with the marketing of EZchip’s products and services. The Company used the income approach and utilized a discount rate of 10.0% to determine the fair value of trade name assets.
Customer relationships represent the fair value of future projected revenues that will be derived from the sale of products to existing customers of the acquired company. The Company used the comparative method ("with/without") of the income approach to determine the fair value of this intangible asset and utilized a discount rate of 10.0%.
Backlog represents the fair value of sales order backlog as of the valuation date. The Company used the income approach to determine the fair value of this intangible asset and utilized a discount rate of 8.0%.
Developed technology represents completed technology that has passed technological feasibility and/or is currently offered for sale to customers. The Company used the income approach to value the developed technology. Under the income approach, the expected future cash flows from each technology are estimated and discounted to their net present values at an appropriate risk-adjusted rate of return. Significant factors considered in the calculation of the rate of return are the weighted average cost of capital and the return on assets. The Company applied a discount rate of 9.0% to value the developed technology assets taking into consideration market rates of return on debt and equity capital and the risk associated with achieving forecasted revenues related to these assets.
The in-process research and development ("IPR&D") intangible asset represents the value assigned to an acquired research and development project that, as of the acquisition date had not established technological feasibility. The fair value of IPR&

D was determined using a discount rate of 12.0%. This intangible asset will be capitalized on the balance sheet and evaluated periodically for impairment until the project is completed, at which time it will become subject to amortization over its useful life. IPR&D consists of one project related to the development of network processors. The project is expected to be completed over the next 2 years. The estimated remaining costs to complete the IPR&D project was $22.3 million as of the acquisition date, which will be charged to operating expense in the consolidated statements of operations as incurred.
Goodwill. Goodwill arising from the acquisition represents the value of the skilled assembled workforce and projected growth in overall revenues. The EZchip acquisition is a step in the Company's strategy to become the leading broad-line supplier of intelligent interconnect solutions for data centers. The addition of EZchip’s products and expertise in network processing enhances the Company's leadership position, and ability to deliver complete end-to-end, intelligent 10, 25, 40, 50, and 100Gb/s interconnect and processing solutions for advanced data center and edge platforms. The combined company will have diverse and robust solutions to enable customers to meet the growing demands of data-intensive applications used in high-performance computing, Web 2.0, cloud, secure data center, enterprise, telecom, database, financial services, and storage environments. These significant factors were the basis for the recognition of goodwill. Goodwill is not expected to be deductible for tax purposes. Goodwill will not be amortized but instead will be tested for impairment annually or more frequently if certain indicators are present.
2. Reclassifications
Certain reclassification adjustments have been made to conform historical reported balances to the pro forma combined condensed financial statement basis of presentation. The reclassifications are as follows:

A.
To reclassify EZchip’s marketable securities and short term deposits to conform to Mellanox’s historical presentation, based on management’s intention that such funds be available for working capital purposes, if required.

B.	To reclassify EZchip’s other accounts receivable and prepaid expenses to conform to Mellanox's historical presentation.
C.	To reclassify EZchip’s long-term investment and other to conform to Mellanox's historical presentation.
D.	To reclassify EZchip’s other accounts payable and accrued expenses to conform to Mellanox's historical presentation.
E.	To reclassify EZchip’s other (loss) income, net to conform to Mellanox's historical presentation.
3. Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to EZchip’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect interest expense and amortization expense of debt issuance costs related to the term debt associated with the EZchip acquisition.
There are no intercompany balances and transactions between Mellanox and EZchip as of December 31, 2015 and for the year ended December 31, 2015.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Mellanox and EZchip filed consolidated income tax returns during the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known. Any restructuring charges would be recorded as an expense in the statement of operations in the period in which they were incurred.
The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To record direct incremental transaction costs related to the acquisition.
b.	To eliminate the historical amount of EZchip intangible assets.
c.	To record the fair value of EZchip’s identifiable intangible assets.
d.	To adjust EZchip’s inventory to fair value.
e.	To record $280.0 million of term debt issued, net of debt issuance costs of $5.5 million, to partially facilitate funding of the acquisition.
f.	To record termination payments to EZchip employees.
g.	To record the fair value of accelerated EZchip RSUs.
h.	To record net cash paid for EZchip shares.
i.	To record the fair value of EZchip RSUs for service rendered prior to the acquisition date.
j.	To eliminate EZchip’s historical equity.
k.	To eliminate direct incremental costs related to the acquisition.
l.	To eliminate EZchip amortization expense related to existing intangible assets for the year ended December 31, 2015.
m.	To recognize amortization expense related to intangible assets that would have been recorded had the acquisition occurred on January 1, 2015.
n.
To record interest expense and amortization expense of debt issuance costs related to the term debt that would have been recorded had the acquisition occurred on January 1, 2015 using an effective interest rate of 3.0%.

o.	To eliminate EZchip's historical stock-based compensation.
p.
To recognize the estimated stock-based compensation expense, on a straight-line basis and net of estimated forfeitures, related to the unearned portion of EZchip RSUs assumed and converted to Mellanox RSUs that would have been recorded had the acquisition occurred on January 1, 2015.

q.
To recognize the estimated stock-based compensation expense, on a straight-line basis and net of estimated forfeitures, for new-hire RSUs awards granted to EZchip employees that would have been recorded had the acquisition occurred on January 1, 2015.

r.	To eliminate the historical amount of EZchip's deferred rent.
s.	To reflect incremental shares used in computing diluted income per share.
t.	To recognize amortization expense related to step-up in inventory that would have been recorded had the acquisition occurred on January 1, 2015.
u.	To reclass matured short term investments to cash and cash equivalents.
4. Pro Forma Net Income Per Share
Pro forma basic net income per share is based on the number of Mellanox shares used in computing basic net income per share. The acquisition of EZchip had no effect on the number of shares used to compute basic net income per share.
Pro forma diluted net income per share is based on the number of Mellanox shares used in computing diluted net income per share plus incremental shares related to the assumption of EZchip RSUs. The incremental shares are calculated using the treasury stock method as if the number of EZchip RSUs assumed and exchanged on the acquisition date had been assumed and exchanged as of January 1, 2015 without consideration of any subsequent activity such as grants, exercises and cancellations.